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                                                                    Exhibit 99.1

                         LA JOLLA PHARMACEUTICAL COMPANY
           REPORTS FOURTH QUARTER AND YEAR END 2003 FINANCIAL
                                    RESULTS

SAN DIEGO, MARCH 2, 2004 -- La Jolla Pharmaceutical Company (Nasdaq: LJPC), reported a net loss for the fourth quarter ended December 31, 2003 of $8.4 million or $0.17 per share (on 51.0 million weighted average shares) compared to a net loss of $13.2 million or $0.31 per share (on 42.4 million weighted average shares) for the fourth quarter of 2002. The net loss for the year ended December 31, 2003 was $38.8 million or $0.85 per share (on 45.8 million weighted average shares) compared to a net loss of $43.3 million or $1.03 per share (on 42.0 million weighted average shares) for the same period in 2002.

Research and development expenses decreased to $6.4 million for the three months ended December 31, 2003 from $11.3 million for the same period in 2002. This was primarily due to a decrease in expenses related to the Company's Phase 3 clinical trial of Riquent(R) which was completed in December 2002, the open-label follow-on clinical trial of Riquent which was initiated in July 2002 and closed in April 2003, and the Phase 1/2 clinical trial of LJP 1082 which was completed in October 2002.

Research and development expenses decreased to $32.4 million for the twelve months ended December 31, 2003 from $37.7 million for the same period in 2002 primarily due to a decrease in expenses related to the completion of the Company's clinical trials as discussed above. These decreases were partially offset by an increase in personnel costs, including the restructuring charges recorded in May 2003.

Cash, cash equivalents and short-term investments as of December 31, 2003 were $32.1 million compared to $52.7 million as of December 31, 2002. On February 25, 2004, the Company sold 8,695,653 shares of its common stock in a public offering for net proceeds of approximately $25.6 million. The Company anticipates that its existing cash and cash investments, including the net proceeds received by the Company from the February 2004 public offering, and interest earned thereon, will be sufficient to fund the Company's operations as currently planned into the second quarter of 2005, assuming that the Company does not engage in any significant clinical trial or commercialization activities and further assuming that the Company does not enter into an agreement with a collaborative partner or engage in any other fundraising activities.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent(R), formerly known as LJP 394, for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis and other thrombotic events, and is in the early stage of developing small molecules to treat various other autoimmune and inflammatory conditions. The Company's common stock is traded on
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The Nasdaq Stock Market under the symbol LJPC. For more information about the
Company, visit its Web site: http://www.ljpc.com.

Except for historical statements, this press release contains forward-looking statements involving significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. Although our New Drug Application ("NDA") for Riquent(R) has been accepted by the United States Food and Drug Administration (the "FDA") for review, there is no guarantee that the FDA will approve Riquent in a timely manner, or at all. Our analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus ("lupus"), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis ("thrombosis"), are ongoing and could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent has shown that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare. Although our NDA for Riquent has been accepted for review by the FDA, the results from our clinical trials of Riquent may not ultimately be sufficient to obtain regulatory clearance to market
Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There is no guarantee, however, that we will have the necessary resources to complete any additional trial, that we will elect to conduct an additional trial, or that any additional trial will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require additional clinical trials, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the need for additional financing; our ability to pass FDA pre-approval inspections of our manufacturing facilities and processes; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing, and sales experience; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form
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10-K for the year ended December 31, 2002, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

                                      ###
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LA JOLLA PHARMACEUTICAL COMPANY
CONDENSED FINANCIAL STATEMENTS (IN THOUSANDS, EXCEPT PER SHARE DATA)

SUMMARY OF OPERATIONS

                                              THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                 DECEMBER 31,                  DECEMBER 31,
                                                 (UNAUDITED)
                                             2003          2002           2003           2002
                                           -------       -------        --------       ---------
Research and development expenses         $  6,415       $ 11,343       $ 32,385       $ 37,696
General and administrative expenses          2,096          2,087          6,908          6,944
                                            ------        -------        -------        -------
    Total expenses                           8,511         13,430         39,293         44,640
Loss from operations                        (8,511)       (13,430)       (39,293)       (44,640)
Interest income                                131            300            665          1,373
Interest expense                               (60)           (29)          (210)           (51)
                                            ------        -------        -------        -------
Net loss                                  $ (8,440)      $(13,159)      $(38,838)      $(43,318)
                                          ========       ========       ========       ========

Basic and diluted net loss per share      $  (0.17)      $  (0.31)      $  (0.85)      $  (1.03)
                                          ========       ========       ========       ========
Shares used in computing basic and
   diluted net loss per share               50,970         42,427         45,804         42,046
                                          ========       ========       ========       ========

BALANCE SHEET INFORMATION

                                                             DECEMBER 31,    DECEMBER 31,
                                                                2003            2002
                                                             -----------     -----------
ASSETS
Cash, cash equivalents, and short-term
   investments                                                 $32,133       $52,725
Other assets                                                     9,811         9,139
                                                               -------       -------
Total assets                                                   $41,944       $61,864
                                                               =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                                                    $ 5,517       $ 8,065
Stockholders' equity                                            36,427        53,799
                                                               -------       -------
Total liabilities and stockholders' equity                     $41,944       $61,864
                                                               =======       =======